Exhibit 99.1
Levitt Corporation Reports Results
For The First Quarter 2006
     FORT LAUDERDALE, FL — May 10, 2006 — Levitt Corporation (NYSE: LEV) today announced financial results for the quarter ended March 31, 2006. The Company had a net loss of $660,000 for the quarter, compared to net income of $29.8 million reported in the first quarter 2005. The diluted loss per share was ($0.03) during the quarter, compared to $1.49 of earnings per diluted share reported in the first quarter 2005.
     Chairman and Chief Executive Officer, Alan B. Levan, commented, “Our first quarter results reflect our continuing focus in the short-term on important initiatives aimed at enhancing our sales and marketing competencies, increasing production capacity and strengthening our operational platform. While we acknowledge the path to growth can be challenging, particularly in a more difficult sales environment, we believe the strategic initiatives underway coupled with our backlog of 1,859 units, representing a record sales value of approximately $608.4 million, provide us with a foundation for earnings improvement in the future. By the end of 2006, we anticipate significantly upgrading our technology infrastructure, implementing appropriate policies and procedures, and reducing cycle times. Further, we are continuing to open new communities in Florida as well as in new markets in Georgia and South Carolina. We believe our growing and geographically diversified portfolio of active adult and family communities will not only mitigate our exposure to shifting demand in any one of our markets, but also increase our brand recognition and position Levitt for future growth. We believe the investments we are making, while relatively expensive in the short term based on our current revenue base, will strengthen our ability to execute and ultimately result in higher unit deliveries, increased customer satisfaction, improved construction efficiency and shorter delivery cycle times, all of which are fundamental to our long-term success.
Homebuilding Division:
     “Revenue from sales of real estate for the first quarter of 2006 was $118.3 million, a slight increase from $118.0 million of revenue earned in the corresponding 2005 period. New orders decreased 16% to 506 units in the first quarter of 2006 from 605 units in the comparable 2005 period. Consistent with the first quarter results of several other public builders, we experienced a slowdown of new order volumes in Florida while demand for our communities in markets outside Florida was less affected. Additionally, a number of communities which opened for sale in Florida were negatively impacted because the models are not yet complete. It is our expectation that the opening of our models will increase conversion rates for the more deliberate buyers prevalent in today’s marketplace. The average selling prices for new orders in the first quarter of 2006 rose 23% to $335,000 from $273,000 in the prior year period. While many communities have experienced a leveling of prices, we believe that we are favorably positioned for these changing market conditions, including rising interest rates, as a result of our expansion into new markets and our strong focus on the active adult segment, a segment which has greater liquidity and is less dependent on mortgage financing. Our active adult product constitutes 66% of our inventory available for sale.
     “At the close of the quarter, our homebuilding division had a backlog of 1,859 homes. While this is slightly lower than the 1,918 homes in backlog at March 31, 2005, the stronger pricing environment coupled with favorable pricing trends in the Georgia and Tennessee markets yielded an approximate 23% increase in backlog value to $608.4 million from $496.0 million in the first quarter of 2005. The average sales price of the homes in backlog for the quarter increased 26% to $327,000 from $259,000 in the first quarter of 2005. During the first quarter of 2006, deliveries declined to 439 units, as compared to 501 units delivered in the 2005 quarter. As a result of the improvements we have already made to our production capacity, construction starts increased 12% to 390 units in the first quarter from 347 units in the first quarter last year. We believe that our inventory of homes available for sale, new orders and construction starts will improve later in 2006 as we open additional communities.
     “Margin percentage (defined as sales of real estate minus cost of sales of real estate divided by sales of real estate) was 18.4% in the first quarter, compared to 20.7% in the first quarter of 2005. Margins declined because of a change of geographic mix, as deliveries from the Tennessee region, which generally operates at a lower margin than the other regions, represented 30% of the deliveries in the first quarter of 2006 as compared to 23% in the same period of 2005. Selling, general and administrative expenses (SG&A) as a percent of total homebuilding revenues were approximately 14.7% in the first quarter, compared to 12.3% in the first quarter of 2005. The increase was primarily the result of compensation expense associated with increased headcount, higher outside sales commissions, increased advertising, and costs associated with our expansion in Florida, Tennessee and Georgia for new communities that are not expected to generate revenue until 2007.

Land Division:
     “Revenues from land sales were $7.3 million for the first quarter compared to $66.6 million during the same 2005 period. During the quarter, 56 acres consisting of finished lots were sold in our TraditionTM Florida community with an average margin of 31.0%, compared to 1,304 acres sold in the first quarter of 2005 with an average margin of 59.3%. The large variance in revenue and margin is attributable to a significant bulk land sale that occurred in the first quarter of 2005, which encompassed five non-contiguous parcels of land adjacent to TraditionTM Florida consisting of a total of 1,294 acres for an aggregate sales price of $64.7 million. The decline in margin is attributable to the delivery of finished lots in 2006, as the Company earns a lower incremental gross margin on development costs than it does on raw land. Total SG&A decreased 37% to $2.8 million during the quarter from $4.4 million for the same 2005 period, primarily as a result of lower incentive compensation accruals associated with the decline in profitability. The backlog in Levitt’s land division at March 31, 2006 consisted of 195 acres with a sales value of $33.7 million.
     “We are pleased with the continuing development of our master planned communities in Florida and South Carolina. Our 8,200-acre master-planned community, TraditionTM Florida, was recently recognized as the country’s 15th top selling master-planned community in 2005 based on total new home sales for the year, according to Robert Charles Lesser & Co., LLC, a leading independent real estate advisory firm. TraditionTM Florida was also one of only three Florida master planned communities to break the top 20 in this annual ranking. Furthermore, the TraditionTM Square village center is becoming a vibrant gathering place for community events and concerts. In fact, thousands of area residents recently visited TraditionTM Florida for WestFest, a family event featuring musical performances and other entertainment. TraditionTM Florida also began a regular concert series bringing big name entertainment to the community. These marketing activities serve to attract additional traffic to the builders in the community including Levitt and Sons®.
     “Additionally, commercial development at TraditionTM Florida is firmly underway. Core Communities has already begun development on ‘The Landing,’ a 600,000-square-foot, 70-acre regional power center and negotiations are active with several brand name, ‘big-box’ retailers to serve TraditionTM Florida and the growing Treasure Coast area. Furthermore, while our TraditionTM Florida community continues to take shape, our 5,400-acre TraditionTM, South Carolina master-planned community has just begun development on the Tommy Fazio-designed 18-hole golf course, which will be its centerpiece. Land sales from this community are projected for the second half of 2006. There are currently approximately 7,000 acres available for sale in our land division.

Bluegreen Corporation:
     “We recorded a loss associated with our investment in Bluegreen for the first quarter of 2006 of $49,000 compared to earnings of $2.1 million in the corresponding 2005 period.
     “As Bluegreen previously announced, effective January 1, 2006 Bluegreen was required to adopt the American Institute of Certified Public Accountants’ Statement of Position 04-2, ‘Accounting for Real Estate Time-Sharing Transactions’ (SOP), which changes the rules for many aspects of timeshare accounting, including revenue recognition, inventory costing, and incidental operations. Bluegreen reported that during the first quarter of 2006, the adoption of the SOP reduced the timing and classification of resort sales, resulting in SG&A as a percentage of sales and decreased income. In addition, Bluegreen recognized a one-time, non-cash charge of $4.5 million consisting primarily of deferred resort sales which was reflected as the cumulative effect of a change in accounting principle. The impact of this change resulted in an approximate $1.4 million reduction in the Company’s earnings from its investment in Bluegreen.
Levitt Corporation:
     “While we are faced with challenges during our transition, we believe these challenges are short-term and remain confident that our efforts will produce the desired long-term results. We aim to complete our important initiatives, including improving customer satisfaction, shortening our sales to delivery cycle, implementing upgraded technology and new operational policies and procedures, and increasing customer traffic and conversion rates, by the close of 2006,” Levan concluded.

Levitt Corporation Selected Financial Data (Consolidated)
First Quarter 2006 Compared to First Quarter 2005
•	Total revenues of $126.6 million vs. $199.8 million, a 37% decrease.

•	Net loss of $660,000 vs. net income of $29.8 million, a 102% decrease.

•	Diluted loss per share of $0.03 vs. earnings per share of $1.49, a 102% decrease.

•	SG&A as a percent of total revenue was 21% vs. 12%.

•	Homes delivered (units) of 439 vs. 501, a 12% decrease.

•	New orders (units) of 506 vs. 605, a 16% decrease.

•	New orders (value) of $169.4 million vs. $165.3 million, a 2% increase.

•	Backlog (units) of 1,859 vs. 1,918, a 3% decrease.

•	Backlog (value) of $608.4 million vs. 496.0 million, a 23% increase.
     Levitt Corporation will also host an investor and media teleconference call and webcast on Thursday, May 11, 2006, at 11:00 a.m. Eastern Time.
Teleconference Call Information:
     To access the teleconference call in the U.S. and Canada, the toll free number to call is 800-991-2309. International calls may be placed to 706-643-1854. Domestic and international callers should reference PIN number 8957485.
     A replay will be available beginning two hours after the completion of the call and will be available until 5:00 p.m., June 16, 2006. To access the replay option in the U.S. and Canada, the toll-free number to call is 800-642-1687. International calls for the replay may be placed at 706-645-9291. Domestic and international callers should reference PIN number 8957485.
Webcast Information:
     To listen to the live and/or archived Webcast of the teleconference call, visit www.levittcorporation.com, access the “Investor Relations” section and click on the “Webcast” navigation link. The archive of the teleconference call will be available through 5:00 p.m., June 16, 2006.

     Levitt Corporation’s first quarter 2006 earnings results press release and financial summary will be available on its website: www.levittcorporation.com. To view the press release and financial summary, access the “Investor Relations” section and click on the “News Releases” navigation link. Copies of the earnings results press release and financial summary will also be made available upon request via fax, email, or postal service mail, by contacting Levitt Corporation’s Investor Relations department using the contact information listed below.
About Levitt Corporation
Levitt Corporation is the parent company of Levitt and Sons® and Core Communities. Levitt Corporation also holds an aggregate 31% ownership interest in Bluegreen Corporation.
Levitt and Sons®, America’s first builder of planned suburban communities, is best known for creating New York’s Levittown, Long Island and has built approximately 200,000 homes over the last 77 years. Today, Levitt and Sons® develops single and multi-family home communities for active adults and families in Florida, Georgia, Mississippi, Tennessee and South Carolina. A significant portion of Levitt’s strategy is to be a leader in developing communities for America’s next, big demographic wave: retirement of the baby-boom generation. These communities typically feature a wide variety of amenities, including resort style pools, fitness and athletic facilities, and grand clubhouses.
Core Communities develops master-planned communities, including its original and best known, St. Lucie West. Now under development on Florida’s Treasure Coast in St. Lucie County, Tradition TM Florida is an 8,200-acre community that is planned to ultimately feature up to 18,000 residences as well as a commercial town center and a world-class corporate park. Core has also begun development of Tradition TM South Carolina, an approximate 5,400-acre parcel of land located adjacent to Hilton Head Island and Bluffton, South Carolina that is planned to ultimately include up to 9,500 residences and 1.5 million square feet of commercial space.
For further information, please visit our websites:
www.LevittCorporation.com
www.LevittandSons.com
www.CoreCommunities.com
* To receive future Levitt Corporation news releases or announcements directly via Email, please click on the Email Broadcast Sign Up button on our website: www.LevittCorporation.com.
Levitt Corporation Contact Information
Investor Relations:
Adrienne Zalkind or Leo Hinkley
Phone: (954) 940-4995
Fax: (954) 940-5320
Email: InvestorRelations@LevittCorporation.com
Media Relations:
Camille Lepre
Phone: (954) 940-4970
Email: CLepre@LevittCorporation.com

Mailing Address: Levitt Corporation, 2100 West Cypress Creek Road, Fort Lauderdale, FL 33309
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Some of the statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act” ), that involve substantial risks and uncertainties. Some of the forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seeks” or other similar expressions. Forward-looking statements are based largely on management’s expectations and involve inherent risks and uncertainties. In addition to the risks identified below, you should refer to our periodic and current reports filed with the United States Securities and Exchange Commission (the “SEC”) for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements in this release and in our SEC reports. Some factors which may affect the accuracy of the forward-looking statements apply generally to the real estate industry, while other factors apply directly to us. Any number of important factors could cause actual results to differ materially from those in the forward-looking statements include: the impact of economic, competitive and other factors affecting the Company and its operations; the impact of hurricanes and tropical storms in the areas in which we operate; the market for real estate generally and in the areas where the Company has developments, including the impact of market conditions on the Company’s margins; delays in opening planned new communities; the availability and price of land suitable for development in our current market and in markets where we intend to expand; our ability to successfully expand into new markets and the demand in those markets meeting the Company’s expectations; shortages and increased costs of construction materials and labor; the effects of increases in interest rates; the Company’s ability to realize the expected benefits of its expanded platform, technology investments, growth initiatives and strategic objectives; the Company’s ability to timely deliver homes from backlog, shorten delivery cycles and improve construction efficiency; and the Company’s success at managing the risks involved in the foregoing. Many of these factors are beyond our control. The Company cautions that the foregoing factors are not exclusive.

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